Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
AUGUST 31, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SUCCESSFUL COMPLETION
OF CASH TENDER OFFERS FOR CERTAIN SERIES OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, AUGUST 31, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced the expiration of its previously announced cash tender offers for any and all of its outstanding 7.00% Senior Notes due 2014, 6.625% Senior Notes due 2016 and 6.25% Senior Notes due 2018 (collectively, the "Notes").  The tender offers expired at 12:00 midnight, New York City time, on August 30, 2010 (the "Expiration Date").  The full terms and conditions of the tender offers are set forth in the Offer to Purchase and Consent Solicitation Statement dated August 3, 2010 (the "Statement").

As previously announced, on August 17, 2010 Chesapeake purchased $245,051,000 principal amount of its outstanding 7.00% Senior Notes due 2014, $566,242,000 principal amount of its outstanding 6.625% Senior Notes due 2016 and $582,263,000 principal amount of its outstanding 6.25% Senior Notes due 2018 validly tendered and not validly withdrawn as of 5:00 P.M., New York City time, on August 16, 2010, which was the consent time (the "Consent Time") for the tender offers and related consent solicitations with respect to the Notes.  Chesapeake has received and accepted for purchase an additional $60,000 principal amount of its outstanding 7.00% Senior Notes due 2014, $388,000 principal amount of its outstanding 6.625% Senior Notes due 2016 and $207,000 principal amount of its outstanding 6.25% Senior Notes due 2018 validly tendered subsequent to the Consent Time and prior to the Expiration Date.  Chesapeake has agreed to purchase all such Notes for the applicable tender offer consideration set forth in the Statement.

Credit Suisse Securities (USA) LLC served as the Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations.  Questions regarding the tender offers and consent solicitations may be directed to Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 and collect at (212) 325-5912.  Holders may obtain copies of the Statement and the related Letter of Transmittal and Consent from the Information Agent and Depositary for the tender offers, Global Bondholder Services Corporation, collect at (212) 430-3774 and toll free at (866) 952-2200.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes, nor is it a notice of redemption with respect to the redemptions described above.  The tender offers were made solely pursuant to the Statement and the related Letter of Transmittal and Consent.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.